EXHIBIT 99.1

            Insight Announces Second Quarter 2004 Results

    NEW YORK--(BUSINESS WIRE)--July 30, 2004--Insight Communications Company (NASDAQ: ICCI) today announced financial results for the quarter ended June 30, 2004.
    "This year we set a new course for Insight, and I think that our second quarter accomplishments demonstrate that we are beginning to make progress on that path," said Michael S. Willner, president and chief executive officer of Insight Communications.
    "Clearly our strong financial performance stands out, but we are also encouraged that our focus on a number of key priorities is beginning to show results. Importantly, the telephone and managed systems transactions clean up outstanding issues, allowing us even greater focus on our operational priorities."

    Second Quarter Highlights

    Second quarter 2004 highlights for Insight Communications Company include:

        --  Revenue of $250.6 million, an increase of 12% over Q2 2003

        -- Operating cash flow (operating income before depreciation and amortization) of $107.0 million, an increase of 13% over Q2 2003

        --  Capital expenditures of $39.4 million

        -- Free cash flow (net cash provided by operating activities less capital expenditures) of $(0.1) million

        --  Total RGUs of 2,036,100 at quarter-end, a growth of 8%
            over Q2 2003

        -- High-speed Internet customer net additions of 15,900, an increase of 42% over Q2 2003 net additions. Total HSI customers at quarter-end were 273,900, a penetration of 12% of HSI homes passed

        -- Basic customer net loss of 15,500, for a total of 1,282,400 customers at quarter-end

        -- Digital customer net loss of 200, decreasing customers to 418,200 at quarter-end, a penetration of 34% of the Digital Universe

        -- Telephone customer net additions of 1,500, bringing total telephone customers to 61,600 at quarter-end and penetration to 8% of marketable homes passed

        -- As of June 30, 2004, 97% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network
                                     1

    Three Months Ended June 30, 2004 Compared to Three Months Ended
June 30, 2003
    The $27.6 million, or 12%, increase in revenue was primarily a result of an increase in basic cable service revenue of 9%, due to basic rate increases and gains in high-speed Internet and digital video revenues, which increased 39% and 23%, respectively, over the prior year's quarter and were driven by an increased customer base.

    Revenue by service offering was as follows (in thousands):

                            Revenue by Service Offering
                       -------------------------------------
                        Three              Three
                        Months             Months
                         Ended    % of      Ended    % of     % Change
                       June 30,   Total   June 30,   Total      in
                         2004     Revenue   2003     Revenue   Revenue
                       --------- -------- --------- --------  --------
Basic                  $145,446     58.0% $133,625     59.9%      8.8%
Digital                  24,679      9.9%   20,049      9.0%     23.1%
High-speed Internet      31,095     12.4%   22,352     10.0%     39.1%
Premium / analog pay-
 per-view                14,612      5.8%   14,387      6.5%      1.6%
Telephone                 3,802      1.5%    2,796      1.2%     36.0%
Advertising              16,883      6.8%   15,179      6.8%     11.2%
Franchise fees            7,264      2.9%    6,812      3.1%      6.6%
Other                     6,857      2.7%    7,847      3.5%   (12.6)%
                       --------- -------- --------- --------
Total                  $250,638    100.0% $223,047    100.0%     12.4%
                       ========= ======== ========= ========

    Revenue Generating Units ("RGUs") as of June 30, 2004, which represent the sum of basic, digital, high-speed Internet, and telephone customers, increased approximately 8%, as compared to June 30, 2003. RGUs by type were as follows (in thousands):

                               June 30, 2004  June 30, 2003
                               -------------- --------------
Basic                                1,282.4        1,295.7
Digital                                418.2          360.2
High-speed Internet                    273.9          179.5
Telephone                               61.6           42.1
                               -------------- --------------
   Total RGUs                        2,036.1        1,877.5
                               ============== ==============

                                   2

    Average monthly revenue per basic customer was $64.76 for the three months ended June 30, 2004, compared to $57.10 for the three months ended June 30, 2003, primarily reflecting basic rate increases and the continued growth of high-speed Internet and digital product offerings in all markets.
    Programming and other operating costs increased $7.2 million, or 9%. Programming costs increased primarily as a result of increased programming rates, and additionally as a result of increased video-on-demand and pay-per-view purchases quarter-over-quarter. Other operating costs increased primarily due to increased high-speed Internet service provider costs driven by the net addition of approximately 94,400 high-speed Internet customers since June 30, 2003. Other operating costs increased as a result of an increased volume of modems sold.
    Selling, general and administrative expenses increased $7.9 million, or 17%, primarily because of payroll and related costs due to the addition of new employees, annual salary increases for existing employees and increases in health insurance costs. Marketing expenses increased to support the continued rollout of high-speed Internet and digital products and also to maintain the company's core video customer base. Partially offsetting these increases was an increase in marketing support funds (recorded as a reduction to selling, general and administrative expenses) for the promotion of new channel launches.
    Depreciation and amortization expense increased $587,000, or 1%, primarily as a result of additional capital expenditures through June 30, 2004. These expenditures primarily included network extensions, upgrades to headends and purchases of customer premise equipment, all of which is considered necessary to continue to grow the customer base and expand service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since June 30, 2003.
    Operating cash flow increased $12.5 million, or 13%, primarily due to increased basic, digital and high-speed Internet revenue, which was offset by increases in programming and other operating costs and selling, general and administrative costs.
    Interest expense remained relatively flat quarter-over-quarter. The increase of $165,000 is primarily due to an increase in debt outstanding, which averaged $2.83 billion for the three months ended June 30, 2004, as compared to $2.63 billion for the three months ended June 30, 2003. This was partially offset by lower interest rates, which averaged 7.2% for the three months ended June 30, 2004, as compared to 7.7% for the three months ended June 30, 2003. As of June 30, 2003, the company had $2.84 billion of debt and preferred interests outstanding.

                                   3

    Minority interest, equal to 50% of Insight Midwest's net income or loss attributable to common interests, decreased $7.7 million, or 90%, as a direct result of the decrease in net loss recorded by Insight Midwest quarter-over-quarter. This decrease is primarily due to Insight Midwest's increased operating income and the absence of preferred interests, and is offset by increases in other expense for the three months ended June 30, 2004.

    Liquidity and Capital Resources

    Cash provided by operations for the six months ended June 30, 2004 and June 30, 2003 was $134.4 million and $104.5 million, respectively. The increase was primarily attributable to increased operating income and the timing of cash receipts and payments related to the company's working capital accounts.
    Cash used in investing activities for the six months ended June 30, 2004 and June 30, 2003 was $82.9 million and $112.0 million, respectively. The decrease was attributable to the swap of the company's Griffin, Ga. system for the New Albany, Ind. and Shelbyville, Ky. systems in the first quarter of 2003.
    Cash provided by/used in financing activities for the six months ended June 30, 2004 and June 30, 2003 was $(45.3) million and $37.6 million. During the six months ended June 30, 2004, the company:

    -- made scheduled debt amortization payments related to the A and B Term Loan portions of its credit facility, which totaled $31.1 million;

    -- repaid $6.0 million of revolver borrowings that were outstanding as of March 31, 2004 and did not need to re-borrow due to increased operating cash flow; and

    -- repurchased $10.0 million (amount at maturity) of its senior discount notes in order to capitalize on current market conditions and help lower outstanding debt.
    During the six months ended June 30, 2003, the company:

    -- borrowed $44.5 million under its credit facilities to support operations and capital spending, and

    -- made $7.0 million of scheduled preferred interest distribution payments, which ceased with the refinancing of debt of Insight Ohio during the third quarter of 2003.

    For the six months ended June 30, 2004 and June 30, 2003 the company spent $83.6 million and $84.1 million, respectively, in capital expenditures. These expenditures primarily included network extensions, upgrades to headends and purchases of customer premise equipment, all of which is considered necessary in order to continue to grow the customer base and expand service offerings.

                                    4

    Recent Developments

    Acquisition of Telephone Business

    On July 2, 2004, Insight Midwest entered into an agreement with Comcast Cable to acquire its telephone business in the markets served under the existing telephone joint operating agreement. This agreement provides that Insight Midwest leases certain capacity on its local network to Comcast Cable, for which it receives a fee. Additionally, Insight Midwest provides certain services and support for which it receives payments related to installations, marketing and billing. By acquiring ownership of the telephone business from Comcast Cable, Insight Midwest will gain operational and strategic control over the business. Comcast Cable has agreed to pay to Insight Midwest, upon the closing of the transaction, an amount equal to $20.0 million, less the cumulative negative free cash flow incurred by Comcast Cable in operating this telephone business between June 1, 2004 and the closing. In addition, Comcast Cable will provide as part of the agreement certain fixed assets related to the telephone business. The transfer of ownership and operational control of Comcast Cable's telephone business to Insight Midwest will take place after a transition period and is subject to customary closing conditions, including regulatory approvals. The closing is expected to occur during the first half of 2005. At this time, the company is unable to predict, with certainty, the actual closing date or the amount of cumulative negative free cash flow that will be incurred by Comcast Cable prior to the closing.

    Termination of Managed Systems Arrangement

    On March 17, 2000, Insight entered into a management agreement with an affiliate of Comcast to provide management services to cable television systems owned by Comcast. As of June 30, 2004, these systems served approximately 89,400 customers in the state of Indiana, for which Insight received a fee equal to 5% of the gross revenues of the systems as well as reimbursement of expenses. Effective July 31, 2004, the management agreement will be terminated by mutual agreement.

    Use of Non-GAAP Measures

    This press release contains disclosure of operating cash flow, system cash flow and free cash flow, each of which is a financial measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"). This release includes tabular reconciliation of operating income, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to operating cash flow and system cash flow. This release also includes a reconciliation of net cash provided by operating activities, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow.

                                    5

    Insight defines operating cash flow as operating income or loss before depreciation and amortization. Insight defines free cash flow as net cash provided by operating activities less capital expenditures and distribution of preferred interests. Operating cash flow and free cash flow are useful to management in measuring the overall operational strength and performance of the company. A limitation of operating cash flow, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating the company's revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of operating cash flow is that it does not reflect income net of interest expense, which is a significant expense of the company because of the substantial debt it incurred to acquire cable television systems and finance the capital expenditures for the upgrade of the cable network. System cash flow is another non-GAAP financial measure, which Insight uses to evaluate the underlying operating performance of its cable systems. Insight defines system cash flow as operating cash flow excluding management fees payable by the company's operating subsidiaries to Insight Communications, and excluding the corporate overhead of Insight Communications.
    Such management fees are equal to 3% of system revenues and are eliminated in consolidation. Corporate overhead is a component of Insight's selling, general and administrative expenses. System cash flow is subject to the same limitations as described above for operating cash flow.
    Despite the limitations of operating cash flow, system cash flow and free cash flow, management believes that the presentation of each financial measure is relevant and useful for investors because it allows investors to evaluate Insight's performance in a manner similar to the methods used by management. In addition, operating cash flow, system cash flow and free cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of liquidity, operating performance and leverage, although Insight's measures of operating cash flow, system cash flow and free cash flow may not be directly comparable to similar measures used by other companies.
    Operating cash flow, system cash flow and free cash flow should not be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flows as a measure of liquidity, as well as other measures of financial performance reported in accordance with GAAP.

                                   6

    About Insight Communications

    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.4 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include history and expectation of future net losses, competition, increasing programming costs, changes in laws and regulations, the substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K for the year ended December 31, 2003. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K.

                                    7

               INSIGHT COMMUNICATIONS COMPANY, INC.
                   CONSOLIDATED BALANCE SHEETS
                      (dollars in thousands)
                                             June 30,    December 31,
                                               2004           2003
                                           ------------  -------------
                                            unaudited
Assets
Cash and cash equivalents                      $66,406        $60,172
Investments                                      4,164          4,078
Trade accounts receivable, net of allowance
 for doubtful accounts of $1,242 and $1,123
 as of June 30, 2004 and December 31, 2003      23,938         29,313
Launch funds receivable                          4,729          9,421
Prepaid expenses and other assets               14,193         17,446
                                           ------------  -------------
 Total current assets                          113,430        120,430

Fixed assets, net                            1,184,738      1,216,304
Goodwill                                        72,430         72,430
Franchise costs, net of accumulated
 amortization of $359,229 and $359,229 as
 of June 30, 2004 and December 31, 2003      2,361,959      2,361,959
Deferred financing costs, net of
 accumulated amortization of $16,256 and
 $13,676 as of June 30, 2004 and December
 31, 2003                                       30,528         33,288
Other non-current assets                         5,135          5,244
                                           ------------  -------------
 Total assets                               $3,768,220     $3,809,655
                                           ============  =============

Liabilities and stockholders' equity
Accounts payable                               $20,527        $30,417
Accrued expenses and other liabilities          34,085         34,182
Accrued property taxes                          25,757         22,954
Accrued programming costs                       48,218         43,261
Deferred revenue                                11,803         10,061
Interest payable                                23,065         23,315
Debt - current portion                          72,875         62,250
                                           ------------  -------------
 Total current liabilities                     236,330        226,440

Deferred revenue                                 3,670          4,523
Debt                                         2,744,785      2,786,041
Other non-current liabilities                    6,718          5,742

Minority interest                              230,472        229,790

Stockholders' equity:
Preferred stock; $.01 par value;
 100,000,000 shares authorized; no shares
 issued and outstanding as of June 30, 2004
 and December 31, 2003                               -              -
Common stock; $.01 par value:
 Class A - 300,000,000 shares authorized;
  50,845,465 and 50,685,317 shares issued
  and outstanding as of June 30, 2004 and
  December 31, 2003                                509            507
 Class B - 100,000,000 shares authorized;
  8,879,468 shares issued and outstanding
  as of June 30, 2004 and December 31, 2003         88             88
Additional paid-in-capital                     817,090        816,600
Accumulated deficit                           (260,815)      (246,471)
Deferred stock compensation                    (10,958)       (13,582)
Accumulated other comprehensive income
 (loss)                                            331            (23)
                                           ------------  -------------
 Total stockholders' equity                    546,245        557,119
                                           ------------  -------------
 Total liabilities and stockholders' equity $3,768,220     $3,809,655
                                           ============  =============

   Certain prior period amounts have been reclassified to conform to the current period presentation.

                                    8

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
               (in thousands, except per share amounts)

                               Three months ended   Six months ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                   2004      2003      2004      2003
                               --------- --------- -------- ----------
                                        restated(1)        restated(1)
Revenue                        $250,638  $223,047  $489,394  $438,092

Operating costs and expenses:
 Programming and other
  operating costs                88,844    81,638   176,755   161,506
 Selling, general and
  administrative                 54,837    46,951   105,129    92,045
 Depreciation and amortization   60,862    60,275   120,021   115,269
                               --------- --------- --------- ---------
Total operating costs and
 expenses                       204,543   188,864   401,905   368,820
                               --------- --------- --------- ---------

Operating income                 46,095    34,183    87,489    69,272

Other income (expense):
 Gain on cable system exchange        -         -         -    26,992
 Interest expense               (50,735)  (50,570) (100,937) (102,016)
 Interest income                    109       248       249       482
 Other income (expense)          (4,004)    1,820    (2,176)    1,815
                               --------- --------- --------- ---------
Total other expense, net        (54,630)  (48,502) (102,864)  (72,727)

Loss before minority interest,
 impairment of investments and
 income taxes                    (8,535)  (14,319)  (15,375)   (3,455)
Minority interest income            841     8,492       720     2,014
Impairment write-down of
 investments                          -    (1,500)        -    (1,500)
                               --------- --------- --------- ---------

Loss before income taxes         (7,694)   (7,327)  (14,655)   (2,941)
Benefit for income taxes            167       614       311     1,871
                               --------- --------- --------- ---------

Net loss                         (7,527)   (6,713)  (14,344)   (1,070)
Accrual of preferred interests        -    (5,203)        -   (10,353)
                               --------- --------- --------- ---------
Net loss applicable to common
 stockholders                   $(7,527) $(11,916) $(14,344) $(11,423)
                               ========= ========= ========= =========

Basic and diluted loss per
 share attributable to common
 stockholders                     $(.13)    $(.20)    $(.24)    $(.19)
Basic and diluted weighted-
 average shares outstanding      59,714    60,125    59,688    60,103

     Certain prior period amounts have been reclassified to conform to the current period presentation.

(1) 2003 amounts have been restated due to an accounting change related to the tax impact of interest rate swaps. See Insight's 2003 Form 10-K for a complete discussion of those changes.

                                    9

                  INSIGHT COMMUNICATIONS COMPANY, INC.
                          FINANCIAL INFORMATION
                              (unaudited)
                             (in thousands)
                                                  Three months ended
                                                        June 30,
                                                      2004       2003
                                                 ---------- ----------
   Revenues                                       $250,638   $223,047
   System Cash Flow                                113,024     99,283
   System Cash Flow Margin                            45.1%      44.5%
   Corporate Overhead                               (6,671)    (5,401)
   Management Fee Income                               604        576
   Operating Cash Flow                             106,957     94,458
   Operating Cash Flow Margin                         42.7%      42.3%
   Capital Expenditures                             39,398     43,566
   Total Debt, including Preferred Interests (end
    of period)(a)                                2,817,660  2,836,907

Reconciliation of Operating Income to
 Operating Cash Flow & System Cash Flow
---------------------------------------
  Operating income                                 $46,095    $34,183
       Adjustment:
           Depreciation and amortization            60,862     60,275
                                                 ---------- ----------
  Operating Cash Flow                             $106,957    $94,458
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                         6,671      5,401
          Management Fee Income                       (604)      (576)
                                                 ---------- ----------
  System Cash Flow                                $113,024    $99,283
                                                 ========== ==========

                                                    Six months ended
                                                         June 30,
                                                      2004       2003
                                                 ---------- ----------
   Revenues                                       $489,394   $438,092
   System Cash Flow                                219,573    194,053
   System Cash Flow Margin                            44.9%      44.3%
   Corporate Overhead                              (13,257)   (10,746)
   Management Fee Income                             1,194      1,234
   Operating Cash Flow                             207,510    184,541
   Operating Cash Flow Margin                         42.4%      42.1%
   Capital Expenditures                             83,587     84,111

Reconciliation of Operating Income to
 Operating Cash Flow & System Cash Flow
---------------------------------------
  Operating income                                 $87,489    $69,272
       Adjustment:
           Depreciation and amortization           120,021    115,269
                                                 ---------- ----------
  Operating Cash Flow                             $207,510   $184,541
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                        13,257     10,746
          Management Fee Income                     (1,194)    (1,234)
                                                 ---------- ----------
  System Cash Flow                                $219,573   $194,053
                                                 ========== ==========

(a) As of June 30, 2004, there were no preferred interests outstanding.

   Certain prior period amounts have been reclassified to conform to the current period presentation.

                                     10

                  INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
                              (unaudited)
          (in thousands, except per customer and penetration data)

                                               Q2        Q1        Q2
                                             2004      2004      2003
                                         --------- --------- ---------

Customer Relationships                    1,324.8   1,336.3   1,321.8

Total Average Monthly Revenue per
 Customer                                  $64.76    $61.42    $57.10

Basic Cable
-----------
  Homes Passed                            2,349.7   2,335.4   2,300.2
  Basic Cable Customers                   1,282.4   1,297.9   1,295.7
  Basic Cable Penetration                    54.6%     55.6%     56.3%
   Cable Revenue                         $145,446  $139,005  $133,625
   Average Monthly Cable Revenue per
    Customer                               $37.58    $35.76    $34.21

High-Speed Internet ("HSI")
---------------------------
  HSI Homes Passed                        2,284.8   2,245.6   2,189.0
  HSI Customers                             273.9     258.0     179.5
  HSI Penetration                            12.0%     11.5%      8.2%

  HSI Revenue                             $31,095   $28,940   $22,352
  Average Monthly HSI Revenue per
   Customer                                 $8.03     $7.44     $5.72
  Average Monthly HSI Revenue per HSI
   Customer                                $38.97    $39.53    $42.85

Digital Cable
-------------
  Digital Universe                        1,231.3   1,247.1   1,241.7
  Digital Customers                         418.2     418.4     360.2
  Digital Cable Penetration                  34.0%     33.5%     29.0%

  Digital Revenue                         $24,679   $23,721   $20,049
  Average Monthly Digital Revenue per
   Customer                                 $6.38     $6.10     $5.13
  Average Monthly Digital Revenue per
   Digital Customer                        $19.67    $19.26    $18.68

Telephone
---------
  Telephone Universe (marketable homes)     732.7     714.9     612.9
  Telephone Customers                        61.6      60.1      42.2
  Telephone Penetration (to marketable
   homes)                                     8.4%      8.4%      6.9%

  Telephone Revenue                        $3,802    $3,758    $2,796
  Average Monthly Telephone Revenue per
   Customer                                  $.98      $.97      $.72

Advertising Revenue
-------------------
  Advertising Revenue                     $16,883   $13,987   $15,179
  Average Monthly Advertising Revenue per
   Customer                                 $4.36     $3.60     $3.89

Other Revenue
-------------
  Other Revenue                           $28,733   $29,345   $29,046
  Average Monthly Other Revenue per
   Customer                                 $7.43     $7.55     $7.43


Certain prior period amounts have been reclassified to conform to the current period presentation.

Note: All "per Customer" figures reflect revenue per Basic Cable
    Customer.

                                      11

                       INSIGHT COMMUNICATIONS COMPANY, INC.
                        NCTA STANDARD REPORTING CATEGORIES
                              CAPITAL EXPENDITURES
                                  (unaudited)
                                 (in thousands)

                                    ----------------------------------
                                    Q2 2004  YTD Q2  2004 FY  2003 FY
Insight Consolidated                 Actual  Actual Guidance  Actual
----------------------------------------------------------------------
   Customer Premise Equipment       $20,109 $46,963 $104,700  $99,347
   Scaleable Infrastructure           3,613   7,344   16,051   14,707
   Line Extensions                    6,600  11,753   27,357   23,299
   Upgrade/Rebuild                    4,284   8,535   16,918   33,692
   Support Capital                    4,792   8,992   19,974   25,613
                                    ----------------------------------
Total Insight Consolidated          $39,398 $83,587 $185,000 $196,658
                                    ----------------------------------

                    INSIGHT COMMUNICATIONS COMPANY, INC.
                        RECONCILIATION OF OPERATING
                         INCOME TO FREE CASH FLOW
                              (unaudited)
                             (in thousands)

                                 Three Months Ended  Six Months Ended
                                       June 30,          June 30,
                                   ----------------- -----------------
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------
Operating income                   $46,095  $34,183  $87,489  $69,272
   Depreciation and amortization    60,862   60,275  120,021  115,269
                                   -------- -------- -------- --------
Operating Cash Flow                106,957   94,458  207,510  184,541

   Changes in working capital
    accounts (1)                    (2,180)   9,917    9,387    4,025
   Cash paid for interest          (65,451) (62,797) (82,315) (83,659)
   Cash paid for taxes                 (74)    (300)    (196)    (423)
                                   -------- -------- -------- --------
Net cash provided by operating
 activities                         39,252   41,278  134,386  104,484

   Capital expenditures            (39,398) (43,566) (83,587) (84,111)
   Distribution of preferred
    interests                            -        -        -   (7,000)
                                   -------- -------- -------- --------
Free (negative) cash flow            $(146) $(2,288) $50,799  $13,373
                                   ======== ======== ======== ========

(1) Changes in working capital accounts is based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

                                   12

    CONTACT: Insight Communications
             John Abbot, 917/286-2300